Exhibit 10.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BETWEEN

FIRST BANK

AND

FIRST BANK OF BEVERLY HILLS

August 7, 2006

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Article Eleven—General

Section 11.01.	Confidential Information	18
Section 11.02.	Publicity	18
Section 11.03.	Return of Documents	19
Section 11.04.	Notices	19
Section 11.05.	Expenses	20
Section 11.06.	Entire Agreement	20
Section 11.07.	Headings and Captions	20
Section 11.08.	Waiver, Amendment or Modification	20
Section 11.09.	Rules of Construction	20
Section 11.10.	Counterparts	20
Section 11.11.	Successors and Assigns	20
Section 11.12.	Governing Law; Assignment	20
Section 11.13.	Survival of Warranties	20

Signatures		21

Exhibit 1	Form of Assignment and Assumption of Deposit Liabilities Agreement
Exhibit 2	Form of Assignment and Assumption of Contracts Agreement
Exhibit 3	Form of Assignment, Transfer and Appointment of Successor Custodian for IRA Accounts
Exhibit 4	Form of Bill of Sale

Schedule A	Deposit Liabilities
Schedule B	Personal Property
Schedule C	Loans
Schedule D	Assumed Contracts

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BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and executed as of the 7th day of August, 2006, by and between First Bank, a Missouri state bank with its main office located in Creve Coeur, Missouri (“Buyer”), and First Bank of Beverly Hills, a California banking corporation with its main office located in Calabasas, California (“Seller”).

RECITALS:

A. Seller owns and operates a branch banking office located at 175 S. Beverly Drive in Beverly Hills, California (the “Branch Office”).

B. Seller desires to sell the Branch Office and assign the deposit liabilities associated therewith, and Buyer desires to acquire the Branch Office and assume such deposit liabilities, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

Article One

Purchase and Sale of Assets and Assumption of Liabilities

Section 1.01.    Purchase of Assets. Upon the terms and subject to the conditions and representations set forth herein, Seller shall sell, convey, assign and transfer to Buyer at the Closing (as defined in Section 2.01 below), and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the “Assets”) as the same exist on the Closing Date (as defined in Section 2.02 hereof:

(a) Records. All books, records, files and original documents relating to the Assets and the Assumed Liabilities (as defined in Section 1.02) (the “Records”).

(b) Personal Property. The furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branch Office as of the close of business on the Closing Date, together with Seller’s leasehold interest in the Branch Office, and all sign structures (collectively, the “Personal Property”), as set forth on Schedule B to this Agreement, and such additional items of tangible personal property as may be placed at the Branch Office after the date of such Schedule B to replace damaged or worn items or as may be required for the operation of the Branch office (such additional items not to exceed $5,000 in aggregate cost); provided, however, that Buyer shall have the right not to purchase any software with respect to which a transfer fee would be payable on transfer. If, prior to the Closing Date, any item of Personal Property which would have been Personal Property at the Closing is stolen, destroyed or otherwise lost, such item shall be excluded from the sale contemplated hereby, and the term “Personal Property” as used herein shall exclude any such item(s). If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if reasonably repairable, shall be sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to Buyer, it being understood that if any such item is not reasonably repairable, it shall be excluded from the sale contemplated hereby.

(c) Loans. Overdraft loans of Seller specifically related to the Deposit Liabilities (as defined in Section 1.02(a) and attributed to the Branch Office, such loans as they exist as of June 30, 2006 being listed on Schedule C to this Agreement, and including accrued interest thereon through the Sunday following the Closing Date (the “Loans”); provided, that the terms “Loans” shall not include any loans or other extensions of credit which would otherwise be included but, as of the Closing Date, are sixty (60) days or more past due, on non-accrual status or are internally classified by Seller as substandard or worse. All Loans shall be assigned to Buyer without recourse against Seller and subject to the representations and warranties set forth in Section 3.14 hereof.

(d) Assumed Contracts. Seller’s rights under, or created by, the Assumed Contracts (as defined in Section 1.02(c) below).

(e) Cash on Hand. All teller working cash, petty cash and vault cash at the Branch Office as of the close of business on the Closing Date (the “Cash on Hand”).

Section 1.02.    Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to pay, perform and discharge by documentation reasonably satisfactory as to form and substance to Seller, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the “Assumed Liabilities”):

(a) Deposit Liabilities. All deposit liabilities maintained at the Branch Office, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Sunday following the Closing Date, including those deposits subject to overdrafts as of the Closing Date, except as provided in this subsection and in Section 2.03(c) hereof (the “Deposit Liabilities”). The deposits of Seller that would have constituted Deposit Liabilities on June 30, 2006 are listed and identified on Schedule A hereto. As soon as practicable after execution of this Agreement, Seller will provide Buyer with a current listing of the deposits of the Branch Office, sorted by postal zip code. Based on this listing and any other information available, Buyer and Seller will jointly determine any customers who are assigned in Seller’s records to the Branch Office (“Branch Customers”) but who appear to be utilizing Seller’s other office as their primary banking service provider, and Seller will reassign such customers to the appropriate office. As used herein, the term “Deposit Liabilities” shall include all of the deposit accounts evidencing deposit products offered by Seller from the Branch Office, including, without limitation, savings accounts, statement accounts, checking accounts, money market accounts, and certificates of deposit; provided, however, that there shall be excluded from the term “Deposit Liabilities” those deposits (i) that are “brokered deposits” as such term is defined in 12 C. F. R. §337.6, (ii) of customers who are reassigned to another branch office of Seller as described above, (iii) which may not be lawfully transferred, and (iv) which relate to overdraft loans not purchased by Buyer. All of such excluded deposits shall be retained by Seller.

(b) Backup Withholding Liabilities. All amounts required by any governmental agency to be withheld from any of the Deposit Liabilities (“Withholding Obligations”), to the extent provided in Section 9.01(g) hereof.

(c) Contracts. The obligations and liabilities of Seller remaining in existence after the Closing Date under the contracts and leases relating to the operation or maintenance of the Branch Office and specifically identified on Schedule D hereto, including the Lease (the “Lease”) identified on such Schedule (collectively, the “Assumed Contracts”).

(d) Liabilities Not Assumed by Buyer. Buyer shall not assume any liabilities or obligations of Seller, whether known or unknown, undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of business at the Branch Office, other than those specifically assumed in this Agreement.

Section 1.03.    Names and Marks. Seller hereby reserves and is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire, any of Seller’s intangible and intellectual property rights and interests in and to (a) the names “First Bank of Beverly Hills” or any derivation thereof, (b) the names, descriptions and identifications of all account types and other products offered by Seller; (c) logos, service marks, trade names and trademarks, advertising materials, slogans, internet domain names or any similar items used by Seller in connection with its business, whether or not such is copyrighted or registered; (d) all of Seller’s telephone numbers except 310-228-2162, 310-550-0596 and 800-621-5969; (e) all insurance policies maintained with respect to the Branch Office and the employees thereof; and (f) all assets not included within the definition of the Assets. On and after the Closing Date, Buyer shall not use any name, logo, insignia, service mark or trade name of Seller in any manner. No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venture or otherwise in the business of Buyer.

Article Two

Closing, Calculation of Purchase Price and Closing Deliveries

Section 2.01.    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, if practicable, by facsimile and mail, or, if not practicable, at such location as the parties may agree, at 12:00 noon central time on the Closing Date described in Section 2.02 of this Agreement.

Section 2.02.    The Closing Date. The Closing shall take place on such date as the parties may mutually agree or, in the absence of such agreement, on November 3, 2006, subject to the prior satisfaction or waiver of all conditions to the obligations of the parties to effect the transactions contemplated by this Agreement (the “Closing Date”). The transactions contemplated by this Agreement shall become effective at the close of business on the Closing Date.

Section 2.03.    Retirement Accounts.

(a) At the Closing, Seller shall resign as trustee or custodian with respect to any individual retirement account (“IRA Account”) as to which Seller acts in such capacity and as to which one or more of the assets included therein is a deposit included within the Deposit Liabilities transferred to Buyer on the Closing Date. At the Closing, Seller shall designate or appoint Buyer as successor custodian under each such IRA Account.

(b) Buyer covenants and agrees that, following its designation or appointment as successor custodian under the IRA Accounts, it will promptly and faithfully perform, fulfill, and discharge each of the obligations required to be performed by the custodian with respect to such accounts pursuant to law, or pursuant to the governing documents establishing such IRA Accounts.

(c) If an individual depositor with respect to an IRA Account refuses to accept the designation or appointment of Buyer as successor custodian with respect to any such IRA Account, none of the deposits contained in such IRA Account shall be assumed by Buyer, and they shall remain the liability and obligation of Seller.

Section 2.04.    Calculation and Payment of Purchase Price. The calculation and payment of the Purchase Price (defined herein) shall be made as follows:

(a) The “Purchase Price” shall be an amount equal to the following, with the appropriate value of each category of asset and liability to be calculated as of the close of business on the Closing Date:

(i) the aggregate amount of the principal of and accrued interest on the Deposit Liabilities; plus

(ii) the amount of Withholding Obligations, if any, assumed by Buyer pursuant to Section 1.02(b) hereof; minus

(iii) a deposit premium in the amount of 5.5% of the Deposit Liabilities; minus

(iv) the book value of the Assets as reflected in the books and records of Seller in accordance with generally accepted accounting principles, consistently applied; minus

(v) the amount of Cash on Hand; minus

(vi) the amount of overdrafts on deposits as of the Closing Date; plus or minus, as applicable,

(vii) the net amount of any prorated items required by Section 2.05 to be paid by either party to the other party.

(b) If the Purchase Price, calculated by Seller as set forth above but based upon the relevant values as of the close of business on the second business day prior to the Closing Date (the “Measurement Date”), is a positive number, then on the Closing Date Seller shall transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, such amount. If the Purchase Price, calculated by Seller as set forth above but based upon the relevant values as of the close of business on the Measurement Date, is a negative number, then on the Closing Date Buyer shall transfer to Seller, by wire transfer in immediately available funds to an account designated by Seller, such amount (the amount so transferred by Buyer or Seller, as the case may be, is referred to herein as the “Estimated Purchase Price”).

(c) If necessary, on the fifteenth (15th) business day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the “Adjustment Payment Date”), an adjustment payment (the “Adjustment Payment”) shall be made either by Seller to Buyer or by Buyer to Seller, as appropriate, so as to correct any difference between the amount of the Estimated Purchase Price paid pursuant to the preceding paragraph and the Purchase Price calculated as of the close of business on the Closing Date in accordance with this Section 2.04. Seller shall provide a proposed closing statement to Buyer reflecting the calculation of the Adjustment Payment relative to the Estimated Purchase Price, a reasonable time prior to the Adjustment Payment Date, and Buyer shall have a reasonable opportunity to review and verify the items reflected on such statement. The Adjustment Payment due to either party pursuant to this paragraph shall be paid to such party by the other party on the Adjustment Payment Date by wire transfer in immediately available funds to an account designated by the payee party, with interest thereon for the period from the Closing Date through the date of payment, calculated at a rate equal to the average of the high and low bids for Federal Funds as reported in the Wall Street Journal on the Closing Date or, if none, on the date immediately prior to the Closing Date on which such bids were reported in the Wall Street Journal.

Section 2.05.    Prorations. The parties intend that Seller shall operate the business conducted at the Branch Office for its own account until the close of business on the Closing Date, and the Buyer shall operate such business for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branch Office (which shall not include any general overhead expenses of Seller) shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time. Such expenses shall include, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not practicable to transfer such services into the name of Buyer as of the Closing Date), (ii) assessments (including, without limitation, assessments attributable to Federal Deposit Insurance Corporation (“FDIC”) deposit insurance), (iii) payments due on Assumed Contracts, and (iv) similar expenses related to the Assets transferred hereunder. To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate adjustment in favor of Seller.

Section 2.06.    Closing Deliveries.

(a) At the Closing, Seller shall deliver to Buyer:

(i) a Certificate executed by an appropriate officer of Seller stating that (A) the representations and warranties made by Seller in Article Three hereof are true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties were made on the Closing Date; and (B) the conditions set forth in Section 7.02(a) have been satisfied or waived as provided therein and, to the best of Seller’s knowledge, the conditions set forth in Section 7.02(b), (c) and (d) have been satisfied or waived;

(ii) a certified copy of currently effective resolutions of the Board of Directors of Seller authorizing Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) a Certificate of the Office of the Secretary of State of the State of California, dated a recent date, stating that Seller is in good standing;

(iv) an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1 to this Agreement;

(v) an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto;

(vi) evidence of payment to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, of the Estimated Purchase Price, if the Estimated Purchase Price is positive;

(vii) an executed Assignment, Transfer and Appointment of Successor Custodian with respect to the transfer of the IRA Accounts, in substantially the form set forth in Exhibit 3 to this Agreement;

(viii) a Bill of Sale in substantially the form of Exhibit 4 to this Agreement;

(ix) such other endorsements, assignments, bills of sale, and other instruments and documents of transfer as Buyer may reasonably require as necessary or desirable to transfer and assign to Buyer good, marketable and insurable title to the Assets;

(x) listings of the Deposit Liabilities and the Loans as of the close of business on the Measurement Date in an electronic format designated by Buyer, which listings shall include account number, outstanding principal balance, accrued interest, and other pertinent information; and

(xi) such Records as are capable of being delivered to Buyer (it being understood that after the Closing Date, Seller shall provide Buyer with reasonable access to any Records which are not capable of being transferred to Buyer at the Closing).

(b) At the Closing, Buyer shall deliver to Seller:

(i) a Certificate executed by an appropriate officer of Buyer stating that (A) the representations and warranties made by Buyer in Article Four hereof are true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties were made on the Closing Date; and (B) the conditions set forth in Section 7.01(a) have been satisfied or waived as provided therein and, to the best of Buyer’s knowledge, the conditions set forth in Section 7.01(b), (c) and (d) have been satisfied or waived;

(ii) a certified copy of currently effective resolutions of the Board of Directors of Buyer authorizing Buyer’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) a Certificate of the State of Missouri Division of Finance, dated a recent date, stating that Buyer is in good standing;

(iv) an executed Assignment and Assumption of Deposit Liabilities Agreement in substantially the form set forth in Exhibit 1 to this Agreement;

(v) an executed Assignment and Assumption of Contracts Agreement in substantially the form set forth in Exhibit 2 hereto;

(vi) evidence of payment to Seller, by wire transfer in immediately available funds to an account designated by Seller, of the Estimated Purchase Price, if the Estimated Purchase Price is negative; and

(vii) an executed Assignment, Transfer and Appointment of Successor Custodian with respect to the transfer of the IRA Accounts, in substantially the form set forth in Exhibit 3 to this Agreement.

Article Three

Representations and Warranties of Seller

Seller hereby makes the following representations and warranties:

Section 3.01.    Organization. Seller is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California, the deposits of which are insured by the FDIC. Seller has the corporate power to carry on its business as the same is being conducted at the Branch Office and to consummate the transactions contemplated by this Agreement.

Section 3.02.    Authorization. The Board of Directors of Seller has, by all appropriate action, approved this Agreement and the transactions contemplated herein and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance by Seller of its obligations hereunder. The sole shareholder of Seller has approved the sale of the Branch Office pursuant to this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.03.    Non-Contravention. The execution and delivery of this Agreement by Seller do not and, subject to the receipt of all required regulatory approvals and consents and the consent of the lessor under the Lease, the consummation of the transactions contemplated by this Agreement will not, constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument by which Seller is bound or to which it is subject, which breach, violation, or default would have a material adverse effect on any of the Assets or the Deposit Liabilities.

Section 3.04.    Consents to Transaction. The consummation of the transactions contemplated by this Agreement does not require Seller to obtain the prior consent or approval of any person, other than any required approval of bank regulatory authorities and the consent of the lessor under the Lease. Seller is the owner of all of the Assets and has the power to transfer good and marketable title to the Assets to the Buyer without obtaining the consent or approval of any other party other than the consent of the lessor under the Lease.

Section 3.05.    Compliance with Law. Seller has all material licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business at the Branch Office as presently conducted. The business and operations of the Branch Office have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities, including all regulations pertaining to the receipt of customer information required by state and federal law concerning taxpayer identification numbers, social security numbers and the like, except such conduct as would not have a material adverse effect on the business and operations of the Branch Office.

Section 3.06.    Regulatory Enforcement Actions. Seller is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Seller which could have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Assets or Deposit Liabilities.

Section 3.07.    Community Reinvestment Act. Seller is in compliance in all material respects with the Community Reinvestment Act and its implementing regulations, and there are no pending actions, proceedings or, to the best of Seller’s knowledge, allegations by any person or regulatory agency which may cause any regulatory authority to deny any application or impose conditions on the approval of any application required to be filed pursuant to Section 6.01 hereof.

Section 3.08.    Litigation. There is no litigation, claim or other proceeding pending or, to the best of Seller’s knowledge, threatened, against Seller (a) arising out of Seller’s operation of the Branch Office or (b) affecting any of the Records or Assumed Liabilities, in either case which would have a material and adverse effect on the value of the business conducted at the Branch Office or the value of the Assets, or (c) affecting the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 3.09.    Employee Contracts. Seller has not entered into any agreement or otherwise made any commitment or representation to any of the employees of the Branch Office with respect to employment by Buyer, nor has Seller taken any other action which will cause Buyer to have any other obligation to any of Seller’s employees.

Section 3.10.    Financial Information. The books and records of Seller regarding the operations of the Branch Office, the Assets and the Deposit Liabilities, and all other financial and other information supplied or made available by Seller to Buyer prior to the execution hereof, are accurate and complete in all material respects.

Section 3.11.    Deposit Liabilities. Seller has properly accrued interest on the Deposit Liabilities, and the Records accurately reflect such accruals of interest. All of the Deposit Liabilities were originated and are in compliance with the documents governing the relevant type of Deposit Liability and all applicable federal and state laws, rules, regulations, orders, judgments, injunctions, decrees and awards.

Section 3.12.    Brokerage. There are no claims, agreements or obligations for brokerage commissions, finders’ fees, financial advisory fees or similar compensation incurred by Seller or any of its officers, directors, agents or affiliates in connection with the transactions contemplated by this Agreement which will result in Buyer’s incurring any obligation or expense.

Section 3.13.    Environmental Matters. As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which the Branch Office is located, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

Neither the conduct nor operation of the Branch Office by Seller nor, to the best of Seller’s knowledge, the condition of the real property on which the Branch Office is located violates or violated any Environmental Law in any respect material to the business of Seller, and no condition or event has occurred with respect to such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Seller, of any Environmental Law or obligate (or potentially obligate) Seller or a successor to Seller to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property, where the aggregate cost of such actions would exceed $100,000. Seller has not received notice from any person or entity that the operation or condition of the Branch office or such real property are or were in violation of any Environmental Law, or that Seller is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 3.14.    Representations and Warranties Regarding the Loans. (i) All of the Loans were made for good, valuable and adequate consideration in the ordinary course of the business of Seller, in accordance with sound lending practices, and they are not subject to any known defenses, rights of rescission, setoffs or counterclaims, including without limitation, any afforded by usury or truth in lending laws, except as otherwise provided by bankruptcy, insolvency or similar laws; (ii) the notes and other instruments evidencing the Loans and all forms of pledges and other collateral documents and security agreements are in all material respects enforceable, valid, true and genuine and what they purport to be; (iii) Seller has complied and will through the Closing Date comply with all laws and regulations relating to the Loans, or to the extent there has not been such compliance, Seller’s failure to comply with such laws and regulations will not materially interfere with the collection of any Loan; (iv) the documents provided by Seller to Buyer in connection with Buyer’s analysis of the Loans are true, complete and genuine versions thereof which do not intentionally omit information necessary in order to make the information contained therein accurate and complete; and (v) the terms of the Loans have not been impaired, waived or modified, except by written instruments contained in the loan files which have been made available to Buyer. All of the Loans were made in accordance with Seller’s customary lending standards in the ordinary course of business. Seller does not make any warranties with respect to the collectibility of the Loans or the creditworthiness of any makers, guarantors or obligors thereof.

Article Four

Representations and Warranties of Buyer

Buyer hereby makes the following representations and warranties:

Section 4.01.    Organization. Buyer is a state bank duly organized, validly existing and in good standing under the laws of the State of Missouri, the deposits of which are insured by BIF. Buyer has the corporate power to carry on its business as the same is being conducted and to consummate the transactions contemplated by this Agreement.

Section 4.02.    Authorization. The Board of Directors of Buyer has, by all appropriate action, approved this Agreement and the transactions contemplated herein and authorized the execution and delivery hereof on its behalf by its duly authorized officers and the performance by Buyer of its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity. No approval of this Agreement by the shareholders of Buyer is required.

Section 4.03.    Non-Contravention. The execution and delivery of this Agreement by Buyer do not and, subject to the receipt of all required regulatory approvals and consents, the consummation of the transactions contemplated by this Agreement will not, constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument by which Buyer is bound or to which it is subject, which breach, violation, or default would have a material adverse effect on Buyer or a breach or violation of or a default under the Articles of Incorporation or Bylaws of Buyer or any material contract or other instrument to which it is a party or by which it is bound.

Section 4.04.    Consents to Transaction. The consummation of the transactions contemplated by this Agreement does not require Buyer to obtain the prior consent or approval of any person, other than any required approval of bank regulatory authorities.

Section 4.05.    Litigation. There is no litigation, claim or other proceeding pending or, to the best of Buyer’s knowledge, threatened, against Buyer affecting the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.06.    Financial Information. Since the date of Buyer’s most recent Consolidated Report of Condition and Income as submitted to its primary regulatory authority, there has not occurred any material adverse change in the financial condition, business, prospects or affairs of Buyer.

Section 4.07.    Regulatory Capital. Buyer is in compliance with all applicable regulatory requirements governing capital as of the date hereof and is “well capitalized” under the prompt corrective action rules, and it has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated herein.

Section 4.08.    Community Reinvestment Act. Buyer is in compliance with the Community Reinvestment Act and its implementing regulations, and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause any regulatory authority to deny any application or impose conditions on the approval of any application required to be filed pursuant to Section 6.01 hereof.

Section 4.09.    Brokerage. There are no claims or agreements for brokerage commissions, finders’ fees, financial advisory fees or similar compensation payable by Buyer or any of its officers, directors, agents or affiliates in connection with the transactions contemplated by this Agreement.

Section 4.10.    Regulatory Enforcement Actions. Buyer is not subject to, and has not received any notice or advice that it may be subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or engaged in the insurance of deposits of banks or any other governmental agency having supervisory or regulatory authority with respect to Buyer which could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

Article Five

Agreements of Seller

Section 5.01.    Business in Ordinary Course.

(a) Seller shall: (i) conduct its business with respect to the Branch Office and the Loans only in the usual, regular and ordinary course of business, (ii) service and administer the Loans by employing the same procedures and exercising the same degree of care that it customarily employs and exercises in servicing and administering loans for its own account, and (iii) use reasonable efforts to maintain good relations with employees at and customers of the Branch Office, including all parties to the Loans.

(b) Except as may be required to obtain regulatory approvals or as otherwise may be required by any regulatory authority, after the date of this Agreement, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(i) cause or permit the Branch Office to engage or participate in any material transaction or incur any material obligation except in the ordinary course of business;

(ii) offer any special rate promotions to customers of the Branch Office (unless such promotions are offered to all customers of Seller), or accept any deposits at rates in excess of those being paid generally at other branches of Seller in the general market area in which the Branch Office is located;

(iii) except as otherwise provided herein, transfer to or from the Branch Office and any other office of Seller any deposit liabilities; or

(iv) cancel or accelerate any obligation relating to a Loan or waive any right of material value relating to a Loan.

(c) Seller shall not, without the prior written consent of Buyer, intentionally engage in any transaction or intentionally take any action that Seller knows would render untrue in any material respect any of the representations and warranties of Seller contained in Article Three hereof, if such representations and warranties were given immediately following such transaction or action.

(d) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller that is materially adverse to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Branch Office or the value of the Loans.

Section 5.02.    Breaches. Seller shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Buyer and use reasonable efforts to prevent or promptly remedy the same.

Section 5.03.    Consummation of Agreement. Seller shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to obtain the consent required pursuant to the Lease, and to effect the transactions contemplated by this Agreement in accordance with the terms and provisions hereof. Seller shall furnish to Buyer in a timely manner all information, data and documents in the possession of Seller reasonably requested by Buyer as may be required to obtain all necessary regulatory or other approvals of the transactions contemplated by this Agreement and shall otherwise cooperate fully with Buyer to carry out the purpose and intent of this Agreement.

Section 5.04.    Access to Information. From and after the date of this Agreement through the Closing Date, Seller shall give Buyer reasonable access, in a manner which will avoid disruption or interference with Seller’s normal operations, to the Branch Office, and shall disclose and make available to Buyer all books, documents, papers and records relating to the Branch Office, the Assets, and the operations, obligations and liabilities associated with the Branch Office, including but not limited to, all books of account (including the general ledger), tax records, material contracts and agreements, filings with any regulatory authority, litigation files, and any other business activities or prospects in which Buyer may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Within thirty (30) days from the date of this Agreement, Seller will provide Buyer with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA custodian agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch Office in connection with the Deposit Liabilities. All of such documents shall be in the form used by Seller for new customers as of the date of this Agreement. Buyer will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof.

Section 5.05.    Environmental Reports. Seller shall provide to Buyer, as soon as reasonably practicable but in no event more than forty five (45) days after the date of this Agreement, a report of a phase one environmental investigation of the real property on which the Branch Office is located. If required by the phase one investigation, in Buyer’s reasonable opinion, Seller shall obtain and provide to Buyer a report of a phase two investigation on such property requiring such additional study. Buyer shall have fifteen (15) business days from the receipt of any such phase two report to notify Seller of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law or (ii) recommended or suggested by such report or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $100,000 as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $100,000 or less with a reasonable degree of certainty, then Buyer shall have the right pursuant to Section 8.05 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Buyer’s sole remedy in such event. Upon such a termination, the remaining provisions of this Agreement shall be null and void.

Section 5.06.    Transfer of Data. Seller will within thirty (30) days following the date hereof, approximately seven (7) weeks prior to the estimated Closing Date and immediately prior to the Closing Date, at its sole expense, electronically transfer computer tapes, test files and the like associated with the account data with respect to the Deposit Liabilities and the Loans (with the first delivery to include electronic master files). The format for the data so transferred will be the format normally used by Seller in the electronic processing of its accounts. Buyer shall be responsible for any expense of converting the data to a format used by Buyer. Seller shall be responsible for any fees, if any, owing to its data processor for terminating processing at the Branch Office. From the date hereof through the Closing Date, Seller shall cooperate and work with Buyer to complete the tasks required to facilitate the conversion of the Deposit Liabilities and the accounts associated with the Loans. Such tasks include, but are not limited to, providing Buyer with updated reports and other items as are necessary to complete the conversion process and related testing procedures. Seller shall provide a written report to Buyer, in a format acceptable to Buyer, detailing account data with respect to the Deposit Liabilities and the accounts associated with the Loans on the Closing Date. Within thirty (30) days after the date hereof, Seller shall provide Buyer with initial reports and related documentation of all such accounts in a format acceptable to Buyer. Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Deposit Liabilities for a period of ninety (90) days following the date that the conversion is completed.

Section 5.07.    Further Assurances. On and after the Closing Date, Seller shall give such reasonable further assurances to Buyer and, upon Buyer’s request, shall (i) execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Assets and the Deposit Liabilities to Buyer in accordance with the terms of this Agreement, and (ii) furnish information reasonably requested by Buyer with respect to historical records of the Assets and Deposit Liabilities, subject to payment by Buyer of standard rates charged by Seller for providing such information.

Section 5.08.    Covenant Not to Compete. For the purposes of this Agreement, an “Affiliate” of a person means another person that (i) controls such first person, (ii) is controlled by such first person or an immediate family member of such person, (iii) is under common control with such first person, or (iv) is an immediate family member of such person. Seller hereby covenants and agrees that from the date hereof until the earlier to occur of the termination of this Agreement or December 31, 2008, neither it nor any of its Affiliates will:

(a) open, purchase, operate, control or otherwise have a controlling interest in any office that accepts deposits insured by the FDIC and is located within five (5) miles of the Branch Office (the “Restricted Area”);

(b) establish an electronic funds transfer terminal of any type or description within the Restricted Area; provided, however, Seller and its Affiliates shall be permitted to participate in automated teller machine networks operated by a party not affiliated with Seller and its Affiliates and having locations within the Restricted Area; or

(c) target and solicit for deposit accounts or deposit relationships residents of the Restricted Area utilizing any customer or mailing list that consists primarily of residents of the Restricted Area; provided, however, that the restriction in this subsection (c) shall not restrict statement stuffers or other similar communications directed to persons who remain customers of Seller or an Affiliate of Seller after the Closing Date, or newspaper, radio or television advertisements that do not specifically target residents of the Restricted Area, or mailers that include residents of the Restricted Area that are primarily directed at residents outside the Restricted Area, or deposits from borrowers of Seller who are in the Restricted Area.

None of the foregoing restrictions shall apply to an office or offices acquired by Seller or any of its Affiliates as part of the acquisition of another depository institution or depository institution holding company or to the acquisition, operation or control of such offices by Seller or its Affiliates.

Article Six

Agreements of Buyer

Section 6.01.    Regulatory Approvals. Buyer shall file all regulatory applications required in order to consummate the transactions contemplated by this Agreement, including but not limited to the necessary applications for the prior approval of the FDIC and the California Department of Financial Institutions within 30 days after the date of this Agreement. Buyer shall use its best efforts to file all documents required to obtain all necessary approvals required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain all such approvals on a timely basis. Buyer shall provide to Seller copies of all such applications and approvals.

Section 6.02.    Breaches. Buyer shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Seller and use reasonable efforts to prevent or promptly remedy the same.

Section 6.03.    Consummation of Agreement. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

Section 6.04.    Access to Information. Buyer shall disclose and make available to Seller such information of Buyer in which Seller may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 of this Agreement.

Article Seven

Conditions Precedent

Section 7.01.    Conditions to Seller’s Obligations. Seller’s obligations to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) prior to or on the Closing Date of the following conditions:

(a) Buyer shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

(c) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods required by law shall have expired; and

(d) Seller shall have received all documents required to be received from Buyer on or prior to the Closing Date, all in form and substance reasonably satisfactory to Seller.

Section 7.02.    Conditions to Buyer’s Obligations. Buyer’s obligations to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of the following conditions:

(a) Seller shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

(c) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods required by law shall have expired; and

(d) Buyer shall have received all documents required to be received from Seller on or prior to the Closing Date, all in form and substance reasonably satisfactory to Buyer.

Article Eight

Termination or Abandonment

Section 8.01.    Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

Section 8.02.    Breach of Representations or Agreements. In the event that there is a material breach of any of the representations and warranties or agreements of Seller or Buyer, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

Section 8.03.    Failure of Conditions. In the event that any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 8.02 of this Agreement has lapsed, then the party for whose benefit the condition exists may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

Section 8.04.    Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 6.01 of this Agreement should be finally denied or disapproved by a bank regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information from or undertaking by Buyer, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Buyer diligently provides the requested information or undertaking. Buyer shall make a good faith effort to respond in a timely manner to any requests made by regulatory authorities with respect to applications filed pursuant to Section 6.01. If any regulatory agency requests that a required application be withdrawn and Buyer, in consultation with Seller, cannot effectively respond to regulatory concerns which have been raised, then the applicable regulatory application shall be deemed to have been denied. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Buyer (hereinafter referred to as the “appeal”), then the application will be deemed denied unless Buyer prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

Section 8.05.    Environmental Reports. Buyer may terminate this Agreement to the extent provided in Section 5.05 by giving written notice of such termination to Seller.

Section 8.06.    Elapsed Time. If the transactions contemplated hereby are not completed on or before December 31, 2006, then either party may terminate this Agreement by delivering a written notice of such termination to the other party, unless the failure of the Closing to have occurred shall be due to a breach of this Agreement by the party seeking to terminate this Agreement.

Article Nine

Transitional and Post-Closing Matters

Section 9.01.    Notification to Customers and Transitional Matters. Buyer shall:

(a) On such date as the parties may agree, or in the absence of such an agreement on the date which is thirty (30) days (or if such date shall not be a business day, the next preceding business day) prior to the expected Closing Date, Seller and Buyer will notify all Branch Customers whose accounts are to be conveyed to and assumed by Buyer of the pending transfer of the accounts. This notice will be in a form acceptable to both parties and in compliance with all federal regulations. The cost of such notice shall be borne by Buyer. Seller will cooperate with Buyer in providing such other notices to customers of the Branch Office as Buyer may reasonably request. In addition, Buyer may, at its own expense, after the date on which all regulatory approvals contemplated by this Agreement have been received by the appropriate parties (the “Approval Date”) or earlier with the written consent of Seller, communicate with and deliver information, brochures, bulletins, press releases and other communications to Branch Customers concerning the transactions contemplated by this Agreement and concerning the business and operations of Buyer; provided, however, that all such communications shall be subject to the approval by Seller, which shall not be unreasonably withheld.

(b) During the sixty (60) day period following the Closing Date, Buyer shall pay, in accordance with law and customary banking practices, all properly drawn and presented checks, and automated clearinghouse debits and credits, ATM/debit card deposits and withdrawals, drafts and withdrawal orders presented to Buyer by mail, over the counter through the check clearing system of the banking industry, by depositors of the Deposit Liabilities on checks, drafts or withdrawal order forms provided by Seller, and in all other respects, to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the Branch Customers whose deposits are assumed by Buyer.

(c) If any of such depositors draws a check, has or makes an automated clearinghouse generated debit or credit with respect to his, her or its account, makes an ATM/debit card deposit or withdrawal, draft or withdrawal order against the Deposit Liabilities, including accrued interest, which is presented or charged to Seller within sixty (60) days after the Closing Date, Seller may pay the same and Buyer will reimburse Seller for any such payment or charges. Buyer and Seller shall settle within twenty-four (24) hours any such deposits paid by Seller and any checks, drafts or orders of withdrawal presented by Seller to Buyer so long as presentment is made by 3:00 p.m. Pacific time on the next business day following the day of presentment of such item by the depositor whose account is being assumed by Buyer. In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts are assumed, Buyer agrees, at its sole cost and expense, and without charge to such depositors, to notify such depositors, as soon as practicable after the Closing Date, of Buyer’s assumption of the Deposit Liabilities and to furnish each depositor with checks on the forms of Buyer, and with instructions to utilize Buyer’s checks and to destroy unused checks of Seller.

(d) For a period of sixty (60) days after the Closing Date, Seller (within twenty-four (24) hours of receipt thereof) shall deliver to Buyer a detailed list of checks presented to Seller for payment which are drawn on accounts which are included in the Deposit Liabilities. As soon thereafter as is reasonably practicable, but no later than 3:00 p.m. Pacific time on the next business day following the day of presentment, Seller shall make available to Buyer the checks detailed on such lists along with an invoice for its expenses reasonably incurred in performing its obligations under this subsection. Buyer shall reimburse Seller for checks and invoiced expenses via wire transfer by the close of business on the business day the checks have been made available to Buyer. After the end of such sixty (60) day period, Seller will dishonor and return such items.

(e) As of the Closing Date, all ATM/debit access cards issued by Seller to Branch Customers who will not have ATM/POS-accessible accounts with Seller after the Closing Date, if any, will be void. In connection with the notices to Branch Customers described above, Seller will notify Branch Customers in writing at least thirty (30) calendar days prior to the Closing Date of such cancellation of the ATM/debit access cards and check guarantee cards, effective on the Closing Date at a time to be agreed upon by Buyer and Seller. Within thirty (30) days after the date of this Agreement, Seller shall provide Buyer with the information reasonably required, prior to the Closing Date, to accommodate the processing of ATM/debit cards which may be issued but not activated prior to the Closing Date.

(f) Seller and Buyer will use reasonable efforts to transfer all ACH arrangements to Buyer as soon as possible following the Closing Date. Seller will return all ACH transactions beginning ninety (90) days following the Closing Date.

(g) Withholding Obligations will be handled as follows:

(i) Withholding Obligations required to be remitted to a governmental agency prior to the Closing Date will be withheld and remitted by Seller; and

(ii) Withholding Obligations required to be remitted to a governmental agency on or after the Closing Date will be remitted by Buyer. At the Closing, Seller will remit to Buyer all sums withheld by Seller with respect to Withholding Obligations to be remitted to governmental agencies on or after the Closing Date.

Section 9.02.    Information Reporting. With respect to the Loans and Deposits purchased and assumed by Buyer pursuant to this Agreement, Seller shall be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required) all interest paid or earned through the Closing Date, and Buyer shall be responsible for such reporting of all such interest paid after the Closing Date.

Section 9.03.    Software Transfer Fees. To the extent that the Assets include software, Buyer will be responsible for any costs of transferring such software or licenses relating thereto, including notification of software vendors and the payment of any applicable transfer fees.

Section 9.04.    Customer Service. After the Closing Date, Buyer will be responsible for all customer service for all customers of the Branch Office, subject to the performance by Seller of its obligations after the Closing as set forth in this Agreement.

Section 9.05.    Insurance. No insurance policies are to be prorated. Buyer will procure or maintain its own insurance with respect to the Branch Office after the Closing Date, and Seller shall have no responsibility to maintain insurance with respect to the Assets or the operations of the Branch Office after the Closing Date.

Article Ten

Indemnification

Section 10.01.    Indemnification of Buyer. Seller shall indemnify, hold harmless and defend Buyer and its directors, officers, employees, shareholder, affiliates and agents from and against any and all damage, loss, liability, cost, claim, and expense (including reasonable legal fees and expenses) incurred or suffered by Buyer as a result of (i) Seller’s operation of the Branch Office through the Closing Date, (ii) any breach of a representation set forth in Article Three hereof, (iii) any breach of any obligation of Seller hereunder, and (iv) any liability or obligation of Seller that is not an Assumed Liability.

Section 10.02.    Indemnification of Seller. Buyer shall indemnify, hold harmless and defend Seller and its directors, officers, employees, shareholder, affiliates and agents from and against any and all damage, loss, liability, cost, claim, and expense (including reasonable legal fees and expenses) incurred or suffered by Seller as a result of (i) any breach of a representation set forth in Article Four hereof, (ii) any breach of any obligation of Buyer hereunder, (iii) Buyer’s operation of the Branch Office after the Closing Date, and (iv) any Assumed Liability.

Article Eleven

General

Section 11.01.    Confidential Information. The parties acknowledge the confidential and proprietary nature of the “Information” (as herein defined) that has heretofore been exchanged and that will be received from each other hereunder and agree to hold and keep, and to cause their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such Information confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party or the party’s affiliates that may be provided to the other, irrespective of the form of the communication of such information, by such party’s employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used by a party or its affiliates in any way detrimental to the other party or its affiliates, including use directly or indirectly in the conduct of a party’s business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

Section 11.02.    Publicity. Buyer and Seller shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transactions contemplated herein and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

Section 11.03.    Return of Documents. Upon termination of this Agreement without the transactions contemplated by this Agreement becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

Section 11.04.    Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

(a) if to Buyer:

First Bank

600 James S. McDonnell Blvd.

Mail Stop—M1-199-014

Hazelwood, Missouri 63042

Attention: Allen H. Blake

Facsimile: (314) 592-6621

with copies to:

Peter D. Wimmer, Esq.

Senior Vice President and General Counsel

First Banks, Inc.

Mail Stop M1-199-014

Hazelwood, Missouri 63042

Facsimile: (314) 592-6621

and

John S. Daniels

Attorney at Law

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219

Facsimile: (214) 889-5196

(b) if to Seller:

First Bank of Beverly Hills

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

Attention: Larry B. Faigin

Facsimile: (818) 223-5487

with a copy to:

Troy & Gould, P.C.

1801 Century Park East, Suite 1600

Los Angeles, California 90067

Attention: Alan B. Spatz

Facsimile: (310) 789-1431

or to such other address as any party may from time to time designate by notice to the others.

Section 11.05.    Expenses. Except as otherwise specifically provided herein, Seller and Buyer each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, accounting fees, legal fees and data processing charges, if any, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.06.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

Section 11.07.    Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 11.08.    Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by notice from the party waiving such condition to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement shall not be amended or modified except by a written document duly executed by the parties hereto.

Section 11.09.    Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

Section 11.10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 11.11.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof, except as provided in Article Ten of this Agreement.

Section 11.12.    Governing Law and Assignment. This Agreement shall be governed by the laws of the State of Missouri, without regard to any applicable conflicts of law, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

Section 11.13.    Survival of Warranties. All representations and warranties made herein shall survive the Closing Date for a period of one year. No action, suit or proceeding may be instituted by one party against the other for breach of a representation or warranty if not instituted within such one-year period.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FIRST BANK

By
Its

FIRST BANK OF BEVERLY HILLS

By
Its

EXHIBIT 1

FORM OF

ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF DEPOSIT LIABILITIES AGREEMENT is made and entered into this                 day of                     , 2006, by and between FIRST BANK (“Buyer”), and FIRST BANK OF BEVERLY HILLS (“Seller”).

RECITALS

WHEREAS, Seller and Buyer have entered into a Branch Purchase and Assumption Agreement dated as of August     , 2006 (the “Agreement”); and

WHEREAS, Seller desires to transfer and Buyer desires to assume the Deposit Liabilities maintained at or for the branch office of Seller located at 175 South Beverly Drive, Beverly Hills, California; and

WHEREAS, Seller and Buyer have obtained all governmental and regulatory approvals required in connection with the consummation of the transactions contemplated by the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. As of the close of business on the Closing Date, Seller hereby assigns, and Buyer hereby assumes, liability for the Deposit Liabilities together with accrued interest thereon.

3. By execution hereof, Buyer agrees to be bound by all of the terms, covenants and conditions of the Agreement, and Buyer agrees to pay, discharge and perform, in the usual course of the banking business and on a timely basis, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to the Deposit Liabilities.

4. All of the savings accounts and savings certificates of Seller assumed by Buyer at the Closing shall become savings accounts and savings certificates of Buyer of the same amount, terms, rate and maturity.

5. Nothing contained herein shall preclude Buyer from changing the terms or rates with respect to the Deposit Liabilities after the date hereof if it may lawfully do so.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of the date first written above.

Seller:

FIRST BANK OF BEVERLY HILLS

By:

Print Name:

Title:

Buyer:

FIRST BANK

By:

Print Name:

Title:

2

EXHIBIT 2

FORM OF

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT is made and entered into this                 day of                     , 2006, by and between FIRST BANK (“Buyer”), and FIRST BANK OF BEVERLY HILLS (“Seller”).

RECITALS

WHEREAS, Seller and Buyer have entered into a Branch Purchase and Assumption Agreement dated as of August     , 2006 (the “Agreement”); and

WHEREAS, Seller desires to transfer and Buyer desires to assume certain contracts maintained at or for the branch office of Seller located at 175 South Beverly Drive, Beverly Hills, California; and

WHEREAS, Seller and Buyer have obtained all governmental and regulatory approvals required in connection with the consummation of the transactions contemplated by the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby assigns, transfers and sets over to Buyer all of Seller’s rights and interest in and to, and Buyer does hereby assume and agree to pay, discharge and perform, on a timely basis, all of Seller’s liabilities and obligations with respect to, the Assumed Contracts, as defined in the Agreement.

This Assignment and Assumption of Contracts Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors and assigns, and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

This Assignment and Assumption of Contracts Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri and any applicable federal laws and regulations.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement effective as of the date first written above.

Seller:

FIRST BANK OF BEVERLY HILLS

By:

Print Name:

Title:

Buyer:

FIRST BANK

By:

Print Name:

Title:

EXHIBIT 3

FORM OF ASSIGNMENT, TRANSFER AND APPOINTMENT

OF SUCCESSOR CUSTODIAN FOR IRA ACCOUNTS

WHEREAS, FIRST BANK OF BEVERLY HILLS (“Seller”) and FIRST BANK (“Buyer”) are parties to that certain Branch Purchase and Assumption Agreement dated August     , 2006 (the “Agreement”), pursuant to which Seller has agreed to assign and Buyer has agreed to assume the custodianship of certain of Seller’s IRA Accounts (as such term is defined in the Agreement) maintained [under the custody of/as trustee by] Seller, and Buyer has agreed to assume such IRA Accounts upon the terms and conditions contained in the Agreement;

NOW, THEREFORE, for good and valuable consideration paid by Buyer, Seller does hereby sell, assign, and transfer to Buyer all of Seller’s right, title and interest as [trustee or custodian] in:

1. The IRA Accounts as of the close of business on the Closing Date (as such term is defined in the Agreement); and

2. All records, files and correspondence, and documentation relating to the IRA Accounts.

Buyer hereby represents that it has adopted or will adopt the Individual Retirement Trust Account documents consistent with the requirements of the Internal Revenue Service (the “Plan”), and that Buyer assumes the responsibilities as Successor Custodian. Buyer warrants to Seller that it will adhere to all provisions contained in the Plan as now written, and shall only amend such applicable plan to the extent permitted by its terms or as otherwise permitted by law. Based upon the representations and warranties made by Buyer, Seller hereby appoints Buyer as Successor Custodian.

IN WITNESS WHEREOF, Seller and Buyer have caused this Assignment to be executed by their duly authorized officers as of this     day of                    , 2006.

Seller:

FIRST BANK OF BEVERLY HILLS

By:

Print Name:

Title:

Buyer:

FIRST BANK

By:

Print Name:

Title:

EXHIBIT 4

FORM OF BILL OF SALE

FIRST BANK OF BEVERLY HILLS (“Seller”), for good and valuable consideration paid and delivered by FIRST BANK (“Buyer”), the receipt of which is hereby acknowledged, does sell to Buyer the Assets (as such term is defined in that certain Branch Purchase and Assumption Agreement dated August     , 2006 between Seller and Buyer) (the “Assets”), including but not limited to the assets listed on any schedules attached hereto.

Receipt of delivery of the Assets is hereby acknowledged.

IN WITNESS WHEREOF, Seller and Buyer have caused this Assignment to be executed by their duly authorized officers as of this             day of                     , 2006.

Seller:

FIRST BANK OF BEVERLY HILLS

By:

Print Name:

Title:

Buyer:

FIRST BANK

By:

Print Name:

Title:

SCHEDULE A

DEPOSIT LIABILITIES

SCHEDULE B

PERSONAL PROPERTY

SCHEDULE C

LOANS

SCHEDULE D

ASSUMED CONTRACTS